EXHIBIT 10.2


       Summary of Material Terms of CEO 2004 Performance Targets under the
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            Terex Corporation 2004 Annual Incentive Compensation Plan
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     The Terex Corporation 2004 Annual Incentive Compensation Plan (the "Plan") is designed to provide incentive and reward for performance that is consistent with the objectives of Terex Corporation ("Terex" or the "Company").

     The 2004 performance targets under the Plan for the Chief Executive Officer ("CEO") of Terex focus on four quantitative financial performance measures: return on invested capital ("ROIC"), earnings per share ("EPS"), management of working capital, and reduction of debt.

     ROIC will be determined using a formula based on Terex's operating earnings, average net debt and average book equity based on a five quarter period starting with the fourth quarter of 2003, and will be measured against a specified targeted ROIC value. EPS will be measured against a specified targeted EPS value.

     Management of working capital will be measured by looking at working capital as a percentage of the Company's revenue, and comparing that against a specified targeted value. Reduction of debt will be measured against a targeted debt reduction amount.

     In addition, the CEO has certain qualitative performance measures that will be considered in determining his award under the Plan. These include his performance in the areas of: Talent Development; Better Place to Work; Margin Improvement; Ease of Doing Business; Marketing and Brand.